 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2018

Rocket Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36829	04-3475813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue Suite 7530
New York, New York 10118
(Address of Principal Executive Offices)

(646) 440-9100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 1.01.	Entry into a Material Definitive Agreement.

On November 19, 2018, Rocket Pharmaceuticals, Inc. (the “Company”), through its wholly-owned subsidiary Rocket Pharmaceuticals, Ltd., entered into a License Agreement (the “License Agreement”) with REGENXBIO Inc. (“RGNX”), pursuant to which the Company obtained an exclusive license for all U.S. patents and patent applications related to RGNX’s NAV AAV-9 vector for the treatment of Danon disease in humans by in vivo gene therapy using AAV-9 to deliver any known LAMP2 transgene isoforms and all possible combinations of LAMP2 transgene isoforms (the “Field”), as well as an exclusive option to license (the “Option Right”) all U.S. patents and patent applications for two additional NAV adeno-associated virus (“AAV”) vectors in the Field (each, a “Licensed Patent” and collectively, the “Licensed Products”).

Under the terms of the License Agreement, the Company is obligated to use commercially reasonable efforts to develop, commercialize, market, promote and sell the Licensed Products. Unless the License Agreement is terminated earlier as provided below, the license from RGNX expires on a country-by-country, Licensed Product-by-Licensed Product basis until the later of the expiration date of the last to expire of the last valid claim of the applicable Licensed Patent or ten years after the first commercial sale of a Licensed Product in such country. The License Agreement provides that RGNX may terminate the agreement upon a material breach by the Company if the Company does not cure such breach within a specified notice period, if the Company commences a challenge against RGNX or certain of its licensors to declare or render invalid or unenforceable the licensed patents or upon the Company’s bankruptcy or insolvency. The Company may terminate the agreement in its entirety or terminate one or more of the licensed vectors at any time upon six months’ notice. The Company’s Option Right expires 4 years from the date of the License Agreement.

In consideration for the rights granted to the Company under the License Agreement, the Company will make an upfront payment to RGNX of $7 million. A fee of $2 million per additional vector would be due if the Company exercises its Option Right. The License Agreement provides for royalties payable to RGNX in the high-single digits to low-teens on net sales levels of Licensed Products during the royalty term. If successful, the Company will be required to make milestone payments to RGNX of up to $13 million for each Licensed Product upon the achievement of specified clinical development and regulatory milestones in the U.S. and European Union. In addition, the Company shall pay RGNX 20% of the payment fees received from a priority review voucher issued in connection with or otherwise related to a Licensed Product. These royalty obligations are subject to specified reductions if additional licenses from third parties are required. The Company must also pay RGNX a portion of all non-royalty sublicense income (if any) received from sublicensees.

ITEM 8.01.	Other Events.

On November 26, 2018, the Company issued a press release announcing the entry by its wholly-owned subsidiary, Rocket Pharmaceuticals, Ltd., into the License Agreement and announcing the planned advancement of the Company’s next development program, pursuant to which the Company expects to commence human clinical trials in 2019. A copy of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Exhibit Title

99.1	Press release of the Company, dated November 26, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocket Pharmaceuticals, Inc.

Date: November 26, 2018	By:	/s/ Gaurav Shah
	Name:	Gaurav Shah
	Title:	President and Chief Executive Officer